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As filed with the Securities and Exchange Commission on February 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-6268599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James M. Barkley
Simon Property Group
National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David C. Worrell
Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-1110

        Approximate date of commencement of proposed sale to the public:    From time to time or at one time after the effective date of the Registration Statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value, $.0001 per share	1,266,231	$64.07(1)	$81,127,421(1)	$9,549

(1)
Represents average of high and low prices reported on the NYSE as of February 10, 2005, for purposes of calculating the registration fee pursuant to Rule 457(c).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 17, 2005

PROSPECTUS

1,266,231 Shares Common Stock

SIMON PROPERTY GROUP, INC.

        This prospectus relates to resales of shares of common stock by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the New York Stock Exchange under the symbol "SPG." On                        , 2005, the closing sale price as reported by the NYSE was $            per share.

        You should read carefully this prospectus before you invest.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 5.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204 and our telephone number is (317) 636-1600.

The date of this prospectus is                        , 2005

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

WHO WE ARE

        We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. We have elected to be taxed as a real estate investment trust or REIT for federal income tax purposes.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our merger with DeBartolo Realty Corporation in 1996, our combination with Corporate Property Investors, Inc. in 1998 and our acquisition of Chelsea Property Group, Inc. in 2004.

        As of December 31, 2004, we and our subsidiary partnerships, including Simon Property Group, L.P. (the "Operating Partnership"), owned or held an interest in 297 properties in the United States containing approximately 203 million square feet of gross leasable area in 40 states plus Puerto Rico. We also hold interests in: 51 European shopping centers in France, Italy, Poland and Portugal; 4 Premium Outlet® centers in Japan; one Premium Outlet® center in Mexico; and one shopping center in Canada.

        Our predecessor was organized as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation on March 10, 1998. Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204; our telephone number is (317) 636-1600. Our Internet website address is www.simon.com. The information in our website is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

RECENT DEVELOPMENTS

        On October 14, 2004, we completed our $5.2 billion (including the assumption of debt) acquisition of Chelsea Property Group, Inc. ("Chelsea"). Chelsea common shareholders received merger consideration of $36.00 in cash; 0.2936 of a share of our common stock; and 0.3000 of a share of our 6% Series I convertible perpetual preferred stock for each share of Chelsea common stock. In connection with the merger transaction, holders of limited partnership common units of CPG Partners, L.P., the operating partnership subsidiary of Chelsea, exchanged their units for common and convertible preferred units of the Operating Partnership.

        The following shares and units were issued at closing:

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  12,978,795 shares of our common stock

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  4,652,232 common units of the Operating Partnership

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  13,261,712 shares of our 6% Series I Convertible Perpetual Preferred Stock (liquidation value of $50 per share)

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  4,753,794 6% Convertible Perpetual Preferred Units (liquidation value of $50 per unit) of the Operating Partnership

        Chelsea operates as a division of Simon Property from its headquarters in Roseland, New Jersey, with David Bloom and the Chelsea management team continuing their leadership roles. David Bloom has been appointed as an Advisory Director of our Board of Directors. Chelsea is the leading owner, developer and manager of Premium Outlet® centers in the U.S. and Asia. Its portfolio includes centers located in major metropolitan markets such as New York, Los Angeles and Boston, and tourist destinations such as Orlando, Las Vegas and Palm Springs. Its four Premium Outlet® centers in Japan are located near Tokyo, Osaka and Fukuoka.

        We obtained a two-year senior unsecured term loan facility of $1.8 billion to fund the cash component of the consideration and retire certain Chelsea debt. The facility closed on October 12, 2004 and was funded by ten key Simon Property lenders. Interest on the facility is based upon our corporate ratings and is currently LIBOR plus 55 basis points. No origination fee is payable for this facility during the first year.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

RISK FACTORS

        You should carefully consider the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our securities. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

  We have a substantial debt burden that could affect our future operations.

        As of December 31, 2004, unaudited consolidated mortgages and other indebtedness for which we are liable totaled $14.6 billion, of which approximately $1.5 billion matures during 2005, including recurring principal amortization. We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required debt service. Our debt service costs generally will not be reduced when developments, such as the entry of new competitors or the loss of major tenants, could cause a reduction in income from a property. Should such events occur, our operations and ability to make expected distributions to stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to pay that indebtedness, the property could be transferred to the mortgagee resulting in a loss of income and a decline in asset value.

  Rising interest rates could adversely affect our debt service costs.

        As of December 31, 2004, approximately $3.8 billion of our total unaudited consolidated debt adjusted to reflect outstanding derivative instruments was subject to floating interest rates. In a rising interest rate environment, these debt service costs will increase. In addition, we may not be able to refinance maturing fixed-rate debt on as favorable terms, or at all. Increased debt service costs would adversely affect our cash flow and the amounts of cash we have available for distribution to our stockholders.

  Our hedging arrangements could increase our interest rate risk.

        We use interest rate hedging arrangements to manage our exposure to interest rate volatility, but these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. These hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them.

  Rising interest rates could make our distribution rates less attractive.

        One of the factors that may influence the price of our securities in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Any significant increase in interest rates could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of our securities.

  We face a wide range of competition that could affect our ability to operate profitably.

        Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. The principal competition for existing shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire desirable real estate. The competition is provided by real estate investment trusts, insurance companies, private pension plans and private developers.

Additionally, our credit rating and leverage will affect our competitive position in the public debt and equity markets.

        We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. We compete with other real estate operations in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties affects our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

  We are subject to risks that affect the general retail environment.

        Our concentration in the retail shopping center real estate market means that we are subject to factors that affect the retail environment generally, including the level of consumer spending, the willingness of retailers to lease space in our shopping centers and tenant bankruptcies. These factors include changes in economic conditions, consumer confidence and terrorist activities.

  We may not be able to renew leases and relet space.

        We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting, including the cost of concessions to tenants, may be less favorable than current lease terms. If we are unable to relet all or a substantial portion of this space or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures and ability to make expected distributions to stockholders would be adversely affected.

  We depend on our anchor tenants to attract shoppers.

        Regional malls are typically anchored by well-known department stores and other tenants who generate shopping traffic at the mall. The value of our properties would be adversely affected if tenants or anchors failed to meet their contractual obligations, sought concessions in order to continue operations or ceased their operations. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

  We have limited control with respect to certain properties partially owned or managed by third parties.

        As of December 31, 2004, we owned interests in 87 income-producing properties with other parties. Of those, 20 properties are included in our consolidated financial statements. We account for the other 67 properties under the equity method. Although at December 31, 2004 we had operational control, as general partner or property manager, of 58 of the 67 properties, we did not have sole control over all major decisions, such as selling or refinancing the properties without the consent of the other owners. These limitations may adversely affect our ability to sell these properties at the most advantageous time for us.

  Real estate investments are relatively illiquid.

        Our real estate investment properties represent substantially all of our total consolidated assets. Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

  A large number of securities available for future sale could adversely affect the market price of our securities.

        As of December 31, 2004, there were 60,943,415 outstanding units of limited partnership interests of the Operating Partnership that are exchangeable for cash or, at our option, shares of our common stock on a one-for-one basis. Although such exchanges would typically require the exchanging limited partner to recognize taxable gain on the exchange, the sale of substantial numbers of shares could adversely affect the prevailing market price for our securities. The existence of registration rights in favor of the limited partners and other parties could also adversely affect the terms upon which we can obtain additional capital in the equity markets in the future.

  Provisions in our charter and bylaws could prevent a change of control.

        Our charter contains a general restriction on the accumulation of shares in excess of 8% of the capital stock. The charter permits the Simons to own up to 18%. Ownership is determined by the lower of amount of outstanding shares, voting power or value controlled. Our Board of Directors may, by majority vote, permit exceptions to those levels in circumstances where the board determines our ability to qualify as a REIT will not be jeopardized. These restrictions on ownership may have the effect of delaying, deferring or preventing a transaction or a change in control that might otherwise be in the best interest of our stockholders. Other provisions of our charter and by-laws could have the effect of delaying or preventing a change of control even if some stockholders deem such a change to be in their best interests. These include provisions preventing holders of our common stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of Class B common stock and Class C common stock.

  Failure to qualify as a REIT would have serious adverse consequences on our stockholders.

        Simon Property and certain subsidiaries of the Operating Partnership have elected to be taxed as REITs. Those subsidiaries are Retail Property Trust, a Massachusetts business trust, and Chelsea Property Group, Inc., a Maryland corporation. We anticipate that another subsidiary, Simon Kravco LLC, a Delaware limited liability company that has elected to be taxed as a corporation, will elect to be taxed as a REIT beginning with the 2004 tax year. We believe that Simon Property and these subsidiaries are organized and operated so as to qualify as REITs under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). We intend to continue to operate them in a manner consistent with REIT status, but we cannot assure you that we will succeed in this. Qualification as a REIT requires us to satisfy annual and quarterly tests under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. For example, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and by excluding capital gains. These provisions and the applicable treasury regulations are more complicated in our case because we hold our assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If Simon Property or any of these subsidiaries were to fail to qualify as a REIT in any taxable year and if specified relief provisions under the Internal Revenue Code were not available, the nonqualifying entity would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates and it would be disqualified from treatment as a REIT for four years.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        The securities offered by this prospectus are shares of our common stock. We have the authority to issue 750,000,000 shares of capital stock, par value $0.0001 per share, consisting of the following:

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  400,000,000 shares of common stock,

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  12,000,000 shares of Class B common stock,

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  4,000 shares of Class C common stock,

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  100,000,000 shares of Preferred Stock, and

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  237,996,000 shares of Excess Common Stock.

Of the 100,000,000 authorized shares of Preferred Stock, the following have been designated:

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  209,249 shares of 6.50% Series A Convertible Preferred Stock,

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  5,000,000 shares of 6.50% Series B Convertible Preferred Stock,

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  209,249 shares of Series A Excess Preferred Stock,

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  5,000,000 shares of Series B Excess Preferred Stock,

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  2,700,000 shares of 7.00% Series C Convertible Preferred Stock,

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  2,700,000 shares of 8.00% Series D Cumulative Redeemable Preferred Stock,

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  1,000,000 shares of 8.00% Series E Cumulative Redeemable Preferred Stock,

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  8,000,000 shares of 8 3/4% Series F Cumulative Redeemable Preferred Stock,

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  3,000,000 shares of 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock,

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  4,530,000 shares of Series H Variable Rate Preferred Stock,

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  17,998,848 shares of 6% Series I Convertible Perpetual Preferred Stock, and

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  796,948 shares of 8 3/8% Series J Cumulative Redeemable Preferred Stock.

        As of December 31, 2004, there were 8,000,000 shares of Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares of Series G Cumulative Step-Up Premium Rate Preferred Stock, 13,638,019 shares of Series I Convertible Perpetual Preferred Stock and 796,948 shares of Series J Cumulative Redeemable Preferred Stock outstanding. As of December 31, 2004, there were no shares of Series A Convertible Preferred Stock, Series A Excess Preferred Stock, Series B Convertible Preferred Stock, Series B Excess Preferred Stock, Series C Convertible Preferred Stock, Series D 8% Preferred Stock, Series E Cumulative Redeemable Preferred Stock or Series H Variable Rate Preferred Stock outstanding.

Description of Common Stock

        Terms of Common Stock.    The holders of shares of common stock:

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  are entitled to one vote per share on all matters to be voted on by stockholders, other than the election of four directors who are elected exclusively by holders of Class B common stock, and the election of two directors who are elected exclusively by holders of Class C common stock;

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  are not entitled to cumulate their votes in the election of directors;

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  are entitled to receive dividends as may be declared from time to time by the Board of Directors, in its discretion, from legally available assets, subject to preferential rights of holders of Preferred Stock;

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  are not entitled to preemptive, subscription or conversion rights; and

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  are not subject to further calls or assessments.

        The shares of common stock currently outstanding are, and the shares to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the common stock.

        Terms of Class B Common Stock and Class C Common Stock.    As of December 31, 2004, we had 8,000 shares of Class B common stock outstanding and 4,000 shares of Class C common stock outstanding. Holders of Class B common stock and Class C common stock:

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  are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of four directors who are elected exclusively by the holders of Class B common stock and the election of two directors who are elected exclusively by the holders of Class C common stock;

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  are not entitled to cumulative voting for the election of directors; and

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  are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds, subject to preferential rights of holders of Preferred Stock;

        If we are liquidated, each outstanding share of common stock, Class B common stock and Class C common stock, including shares of Excess Common Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, subject to the right of the holders of Preferred Stock, including any Excess Preferred Stock into which shares such series has been converted, to receive preferential distributions.

        All outstanding shares of Class B common stock are held in a voting trust of which Melvin, Herbert and David Simon are the voting trustees. The holders of Class B common stock are entitled to elect four of our 13 directors. However, they will be entitled to elect only two directors if their portion of the aggregate equity interest of us, including common stock, Class B common stock and units of limited partnership interests of the Operating Partnership considered on an as-converted basis decreases to less than 50% of the amount that they owned as of August 9, 1996.

        Shares of Class B common stock may be converted at the holder's option into an equal number of shares of common stock. If the aggregate equity interest of the Simon family in us on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class B common stock convert automatically into an equal number of shares of common stock. Shares of Class B common stock also convert automatically into an equal number of shares of common stock upon the sale or transfer thereof to a person not affiliated with the Simon family. Holders of shares of common stock and Class B common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any of our securities.

        All outstanding shares of Class C common stock are held by the DeBartolo family. Except with respect to the right to elect directors, as summarized below, each share of Class C common stock has the same rights and restrictions as a share of Class B common stock.

        The holders of Class C common stock are entitled to elect two of our 13 directors, one of whom must be an "independent director" as defined in our charter. However, they will be entitled to elect only one director if their portion of the aggregate equity interest of us, including common stock, Class B common stock and units of limited partnership interest in the Operating Partnership considered on an as-converted basis, decreases to less than 50% of the amount that they owned as of August 9, 1996. Shares of Class C common stock may be converted at the holder's option into an equal number of shares of common stock. If the aggregate equity interest of the DeBartolos in us on a fully diluted basis is reduced to less than 5%, the outstanding shares of Class C common stock convert automatically into an equal number of shares of common stock. Shares of Class C common stock also convert automatically into an equal number of shares of common stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Class C common stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any of our securities.

        Under our charter, so long as any shares of both Class B common stock and Class C common stock are outstanding, the number of members of the Board of Directors shall be 13. The charter further provides that so long as any shares of Class B common stock, but no Class C common stock, are outstanding, or if any shares of Class C common stock, but no shares of Class B common stock, are outstanding, the number of members of the Board of Directors shall be nine. Finally, the charter provides that if no shares of Class B common stock or Class C common stock are outstanding, the number of members of the Board of Directors shall be fixed by the Board of Directors from time to time. Under the charter, at least a majority of the directors shall be independent directors. The charter further provides that, subject to any separate rights of holders of Preferred Stock or as described below, any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office provided that:

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  any vacancy relating to a director elected by the Class B common stock is to be filled by the holders of the Class B common stock; and

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  any vacancy relating to a director elected by the holders of Class C common stock is to be filled as provided in the charter.

        The charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Transfer Agent.    Mellon Investor Services LLC is the transfer agent for the shares of common stock.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Partnership Agreement

        The limited partnership agreement of the Operating Partnership contains voting requirements that limit the possibility that we will be acquired or undergo a change in control, even if some of our stockholders believe that a change would be in our and their best interests. Specifically, the partnership agreement provides that we must have the approval of the holders of a majority of the units of limited partnership interest held by limited partners in order to:

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  merge, consolidate or engage in any combination with another person other than a general partner of the Operating Partnership, or

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  sell all or substantially all of our assets.

Delaware Law and Certain Charter and By-law Provisions

        Our charter and by-laws and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Delaware Anti-Takeover Law.    We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the time at which the person became an interested stockholder unless:

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  prior to that time, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or

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  upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

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  the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." "Interested stockholder" means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned within the prior three years, more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, we have not made this election.

        Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.    Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that

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  the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, and

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  the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the stockholder's intention to bring the business before the meeting.

        In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting not less than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

        The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

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  to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

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  to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business; and

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  to provide a more orderly procedure for conducting meetings of stockholders.

        Our by-laws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Our by-laws may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

        Director Action.    Our charter and by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the Board of Directors. Certain matters, including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters, will also require approval of a majority of the independent directors on the Board of Directors.

        Director Liability Limitation and Indemnification.    Our charter provides that no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

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  any breach of the director's duty of loyalty to us and our stockholders;

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  acts or omissions not in good faith;

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  any transaction from which the director derived an improper personal benefit; or

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  any matter in respect of which the director would be liable under Section 174 of the Delaware General Corporation Law.

These provisions may discourage stockholders' actions against directors. Directors' personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

        Our charter provides that we shall indemnify to the fullest extent permitted under and in accordance with Delaware law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that

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  he is or was our director or officer, or

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  is or was serving at our request as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise.

With respect to such persons, we shall indemnify against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

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  the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and,

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  with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The Delaware General Corporation Law provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

        The Delaware General Corporation Law generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided the following determination is made:

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  the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or

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  in a criminal proceeding, the person had no reason to believe his or her conduct to be unlawful.

        The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable.

        Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The right of indemnification, including the right to receive payment in advance of expenses, conferred by our charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        Our charter contains certain restrictions on the number of shares of capital stock that individual stockholders may own. Certain requirements must be met for Simon Property to maintain its status as a REIT, including the following:

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  not more than 50% in value of the outstanding capital stock of Simon Property may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year, and

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  the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In part because we currently believe it is essential for Simon Property to maintain its status as a REIT, the provisions of our charter with respect to Excess Stock contain restrictions on the acquisition of our capital stock intended to ensure compliance with these requirements.

        Our charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of the Simons, of any class of capital stock. The ownership limit is calculated based on the lower of outstanding shares, voting power or value. The Board of Directors may exempt a person from the ownership limit if the Board of Directors receives a ruling from the Internal Revenue Service or an opinion of tax counsel that such ownership will not jeopardize Simon Property's status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares of stock. Those shares of stock will automatically be converted into shares of Excess Stock according to rules set forth in the charter.

        Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by Simon Property. The Excess Stock will be issued and outstanding stock, and it will be entitled to dividends equal to any dividends which are declared and paid on the stock from which it was converted. Any dividend or distribution paid prior to the discovery by Simon Property that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which the shares were converted. The Excess Stock will also be entitled to the voting rights as are ascribed to the stock from which it was converted. Any voting rights exercised prior to discovery by Simon Property that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

        While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the Excess Stock, only to a person whose ownership of the shares of stock would not violate the ownership limit. Upon such transfer, the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

        Our charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which the Excess Stock was exchanged during the period that the Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of Simon Property, to have acted as an agent on behalf of the trust in acquiring or holding the Excess Stock and to hold the Excess Stock on behalf of the trust.

        Our charter further provides that Simon Property may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the following:

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  the price paid for the stock by the purported transferee, or if no notice of such purchase price is given, at a price to be determined by the Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date Simon Property exercises its purchase option, and

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  the closing market price for the stock on the date Simon Property exercises its option to purchase.

The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to Simon Property of the transfer or, if no notice is given, the date the Board of Directors determines that a violative transfer or other event has occurred.

        Our charter further provides that in the event of a purported issuance or transfer that would, if effective, result in Simon Property being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of our stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Internal Revenue Code, more than 5%, or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder, of the outstanding stock must file an affidavit with Simon Property containing the information specified in the charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to Simon Property in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the charter or the Internal Revenue Code applicable to a REIT.

        The Excess Stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving Simon Property's status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of Simon Property without the approval of its Board of Directors.

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of important federal income tax considerations associated with an investment in the securities we are registering is based on current law, is for general information only and is not tax advice. The tax treatment will vary depending on a holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder in light of his or her personal investments or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "—Taxation of Tax-Exempt U.S. Stockholders" and "—Special Tax Considerations for Foreign Stockholders." Stockholders subject to special treatment include, without limitation:

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  insurance companies;

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  financial institutions or broker-dealers;

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  tax-exempt organizations;

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  stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

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  foreign corporations or partnerships; and

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  persons who are not citizens or residents of the United States.

        In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

        We have received an opinion from our counsel, Baker & Daniels, that Simon Property has been organized and operated in a manner so as to qualify as a REIT and that our proposed method of operation as described in this prospectus will enable Simon Property to remain qualified as a REIT. Baker & Daniels' opinion and the information in this section are based on:

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  the Internal Revenue Code,

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code,

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  the legislative history of the Internal Revenue Code,

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  current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings, and

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  court decisions,

all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Baker & Daniels' opinion is also based on a certificate of Simon Property as to certain factual matters. Thus, we can provide no assurance that Baker & Daniels' opinion and these statements will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF BUYING, OWNING OR SELLING OUR SECURITIES.

Taxation of Simon Property

        General.    Simon Property has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe Simon Property has been organized and operated in a manner which allows it to qualify for taxation as a REIT under the Internal Revenue Code. Simon Property intends to continue to operate in this manner. However, Simon Property's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that Simon Property has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        If Simon Property qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation," once at the corporate level when earned and once again at the stockholder level when distributed, that generally results from investment in a corporation. However, Simon Property will be subject to federal income tax as follows:

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  Simon Property will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  Simon Property may be subject to the "alternative minimum tax" on its items of tax preference under certain circumstances.

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  If Simon Property has (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other specified nonqualifying income from foreclosure property, Simon Property will be subject to tax at the highest corporate rate on this income. Foreclosure property is defined generally as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  Simon Property will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If Simon Property fails to satisfy the 75% gross income test or the 95% gross income test (described below) but has maintained its qualification as a REIT because it satisfied certain other requirements, Simon Property will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which it fails the 75% gross income test, discussed below and (ii) the amount by which it fails the 95% gross income test (b) multiplied by a fraction intended to reflect its profitability.

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  If Simon Property fails to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and Simon Property nonetheless maintains its REIT qualification because of specified cure provisions, Simon Property will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets. However, this relief provision is generally applicable only for Simon Property's taxable years commencing on or after January 1, 2005.

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  If Simon Property fails to satisfy any provision of the Internal Revenue Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, Simon Property may retain its REIT qualification but it will be required to pay a penalty of $50,000 for each such failure. However, this relief provision is generally applicable only for Simon Property's taxable years commencing on or after January 1, 2005.

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  Simon Property will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed, or deemed distributed, during each calendar year. The required distribution for a calendar year equals the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

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  If Simon Property acquires any asset from a corporation which is or has been a C corporation, i.e., generally a corporation subject to full corporate-level tax, in a transaction such as a merger or other reorganization in which the basis of the acquired asset in Simon Property's hands is determined by reference to the basis of the asset in the hands of the C corporation, then the acquired asset will be treated as a built-in gain asset. If Simon Property subsequently recognizes gain on the disposition of the built-in gain asset during the ten-year period beginning on the date on which Simon Property acquired the asset, then Simon Property will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the built-in gain. The built-in gain is equal to the excess of (a) the fair market value of the asset over (b) Simon Property's adjusted basis in the asset, in each case determined as of the beginning of the ten-year period. The results described in this paragraph with respect to the recognition of built-in gain assume that the C Corporation from which the built-in gain asset was acquired will not make an election pursuant to section 1.337(d)-7(c)(5) of the Treasury Regulations. An election pursuant to section 1.337(d)-7(c)(5) of the Treasury Regulations would cause the C corporation to recognize gain as if it had sold the property acquired by Simon Property to an unrelated party at fair market value. In the event of such an election, the property acquired by Simon Property would not be treated as a built-in gain asset and Simon Property would not be subject to a corporate level tax if it sold the property within ten years.

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  Simon Property could be subject to a 100% tax attributable to certain non-arm's length transactions with any of its taxable REIT subsidiaries or with tenants that receive services from such taxable REIT subsidiaries.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association that:

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  is managed by one or more trustees or directors;

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  issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

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  is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

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  is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

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  meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

        We believe that Simon Property has satisfied each of the above conditions. In addition, Simon Property's charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist Simon Property in continuing to satisfy the share ownership requirements described above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that Simon Property will, in all cases, be able to satisfy the share ownership requirements. If Simon Property fails to satisfy these share ownership requirements, its status as a REIT will terminate, unless it is eligible for specified relief provisions as described below. However, if Simon Property complies with the rules contained in applicable Treasury Regulations that require Simon Property to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that Simon Property failed to meet the requirement described in the sixth condition, Simon Property will be treated as having met this requirement.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Simon Property has and will continue to have a calendar taxable year.

        Ownership of Interests in Partnerships and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its share, generally in proportion to its capital interest in such partnership, of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share, based on its capital interest, of such assets. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, Simon Property's proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership's share of these items of any partnership in which it owns an interest, are treated as Simon Property's assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Operating Partnership and the Joint Ventures." Simon Property has direct control of the Operating Partnership and will continue to operate it consistent with the requirements for Simon Property's qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions which could jeopardize Simon Property's status as a REIT or subject Simon Property to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause Simon Property to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, Simon Property could fail to qualify as a REIT.

        Simon Property owns 100% of the stock of several subsidiaries that are qualified REIT subsidiaries and Simon Property may acquire stock of one or more new subsidiaries. A corporation will qualify as a qualified REIT subsidiary if 100% of its stock is held by Simon Property and Simon Property does not elect to treat the subsidiary as a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and such items, as the case may be, of Simon Property for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to Simon Property's income and assets include the income and assets of each qualified REIT subsidiary. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    The Internal Revenue Code provides that for taxable years beginning after December 31, 2000, REITs may own more than ten percent of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment in accordance with the requirements specified by the IRS. In the event such an election is made, any corporation of which the taxable REIT subsidiary owns 35% of the total voting power or value of the outstanding securities is also treated as a taxable REIT subsidiary.

        Although the activities and income of taxable REIT subsidiaries are subject to tax, taxable REIT subsidiaries are permitted to engage in certain activities that the REIT could not engage in itself. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that would be treated as rent. See the discussion under "—Income Tests" below. As discussed more fully under "—Asset Tests" below, not more than 20% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

        The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any such restrictions.

        The Internal Revenue Code allows the Internal Revenue Service to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

        Affiliated REIT.    Simon Property owns, indirectly through the Operating Partnership, more than 99% of the outstanding stock of Retail Property Trust, a Massachusetts business trust, and Chelsea Property Group, Inc., a Maryland corporation, each of which has elected to be taxed as a REIT, and Simon Kravco LLC, a Delaware limited liability company that has elected to be taxed as a corporation and which will elect to be taxed as a REIT beginning with the 2004 tax year. Each of these subsidiaries must meet the tests discussed above with respect to Simon Property. Each of them may be subject to tax on certain of its income as discussed above. See, "—Taxation of Simon Property—General." The failure of any or all of them to qualify as a REIT would cause Simon Property to fail to qualify as a REIT because it would own more than 10% of the voting securities and value of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We believe that each of these subsidiaries has been organized and operated in a manner that will permit it to qualify as a REIT.

        Income Tests.    Simon Property must satisfy two gross income requirements annually to maintain qualification as a REIT. First, in each taxable year Simon Property must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs (but not taxable REIT subsidiaries), and, in certain circumstances, income from certain types of temporary investments. Second, each taxable year Simon Property must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, including dividends from taxable REIT subsidiaries, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents Simon Property receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10% or more of the stock by vote or value of such tenant, and, in the case of any other tenant, 10% or more of the profits or capital of such tenant;

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  if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and related party tenants and rents received from such property must be substantially comparable to rents paid by other tenants, except related party tenants, of the REIT's property for comparable space;

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  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property;" and

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  for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

        Simon Property does not and will not, and as the general partner of the Operating Partnership, will not permit the Operating Partnership to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

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  lease any property to a related party tenant unless we determine that the income from such lease would not jeopardize Simon Property's status as a REIT;

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  lease any property to a taxable REIT subsidiary, unless we determine not more than 10% of the leased space at such property is leased to related party tenants and Simon Property's taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants, except rent from related party tenants, of Simon Property for comparable space;

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  derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize Simon Property's status as a REIT.

        Although members of the Simon family may own up to a 10% interest in our tenants, the Simon family does not currently own a sufficient interest to cause any of our tenants to become a related party tenant with the exception of one small tenant in Circle Center Mall in Indianapolis, Indiana. Income from a related party tenant does not qualify in satisfying our 75% income test or our 95% income test. As previously indicated, we will not lease property to any related party tenant unless we determine that the income from such tenant would not jeopardize Simon Property's status as a REIT.

        Although the Operating Partnership and other affiliates of Simon Property will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services are provided, such services shall generally, but not necessarily in all cases, be performed by a taxable REIT subsidiary. In any event, Simon Property intends that the amounts received by Simon Property for noncustomary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        A REIT is subject to a 100% excise tax on any rents it receives from tenants receiving services from the REIT's taxable REIT subsidiary to the extent such rents are above the amount that would be charged to tenants not receiving such services, unless:

  •
  the taxable REIT subsidiary provides a substantial amount of services to third parties at the same prices offered to tenants of the REIT;

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  rents for comparable leased space at the REIT's property received from tenants not receiving such services and leasing at least 25% of the REIT's net leasable space are comparable to rents charged to tenants who receive services from the taxable REIT subsidiary and charges for such services are separately stated; or

  •
  income from the taxable REIT subsidiary providing services to the REIT's tenants is at least 150% of the direct costs of providing the services.

        If Simon Property fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. Generally, Simon Property may avail itself of the relief provisions if:

  •
  following Simon Property's identification of the failure to meet these tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the

    75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

  •
  Simon Property's failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances Simon Property would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, Simon Property will not qualify as a REIT. As discussed above in "—Taxation of Simon Property—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. Simon Property may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

        Asset Tests.    At the close of each quarter of Simon Property's taxable year, Simon Property also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, including stock of other REITs, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date Simon Property receives such proceeds. Second, not more than 25% of Simon Property's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, not more than 20% of the value of Simon Property's total assets may be represented by securities of one or more taxable REIT subsidiaries, and except with respect to taxable REIT subsidiaries and qualified REIT subsidiaries, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of Simon Property's total assets, Simon Property may not own more than 10% of any one issuer's outstanding voting securities and Simon Property may not own more than 10% of the total value of any one issuer's outstanding securities other than certain securities qualifying as "straight debt" and other excluded securities, as described in the Internal Revenue Code, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. Additionally, (i) Simon Property's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of Simon Property's interest as a partner in the partnership.

        Not more than 20% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and securities of taxable REIT subsidiaries are not real estate assets for purposes of the 75% asset test. The value of the securities of our taxable REIT subsidiaries does not exceed 20% of the fair market value of our assets and more than 75% of our assets are represented by real estate assets without treating the securities of our taxable REIT subsidiaries as real estate assets.

        After initially meeting the asset tests at the close of any quarter, Simon Property will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Simon Property fails to satisfy the asset tests because it acquires securities or other property during a quarter, including an increase in Simon Property's interests in assets held, directly or indirectly, by the Operating Partnership, Simon Property can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of Simon Property's assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. For taxable years commencing on or after January 1, 2005, if Simon Property fails to satisfy the 5% or 10% asset tests described above after the 30 day cure period, it will be deemed to have met such tests if the value of its non-qualifying assets (1) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter or (b) $10,000,000 and (2) it disposes of the non-qualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, Simon Property may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (1) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (3) disclosing certain information to the IRS. If Simon Property cannot avail itself of these relief provisions, or if Simon Property fails to timely cure any noncompliance with the asset tests, it would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain qualification as a REIT, Simon Property is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the difference between (1) the sum of 90% of its "REIT taxable income," computed without regard to the dividends paid deduction and net capital gain, and 90% of its after tax net income, if any, from foreclosure property, and (2) the amount of certain items of noncash income, i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable, in excess of 5% of "REIT taxable income." In addition, if Simon Property is allocated any built-in gain as a result of the disposition during the restriction period of any asset subject to the built-in gain rules, then Simon Property will be required to distribute at least 90% of such built-in gain less the amount of tax incurred by Simon Property as a result of such gain.

        Dividends declared and payable to stockholders of record in the last three months of any year must be paid by the end of January of the year following the taxable year in which the dividends were declared, unless they were declared before the due date of Simon Property's tax return for the taxable year in which they were declared. If they were declared before such due date, whether declared in the last three months of the year or otherwise, they must be distributed on or before the end of January of the following taxable year, or, if later, the earlier of the first regular dividend payment after the declaration or the close of the taxable year following the taxable year to which they relate. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We believe Simon Property has made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that Simon Property's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that Simon Property will generally have sufficient cash or liquid assets to satisfy the distribution requirements described above. However, from time to time, Simon Property may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, Simon Property may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. To the extent Simon Property satisfies the distribution requirements but distributes less than 100% of the net capital gain or 100% of its REIT taxable income, Simon Property will be subject to tax on such income at regular corporate rates.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Simon Property's deduction for dividends paid for the earlier year. Thus, Simon Property may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Simon Property will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, Simon Property would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of Simon Property's REIT ordinary income for such year, 95% of its REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        Property Transfers.    Any gain realized by Simon Property on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Simon Property's share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect Simon Property's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiaries are prohibited transactions. We would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Failure to Qualify

        If Simon Property fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Simon Property will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Simon Property fails to qualify will not be deductible by Simon Property and Simon Property will not be required to distribute any amounts to its stockholders. As a result, Simon Property's failure to qualify as a REIT would reduce the cash available for distribution to Simon Property stockholders. In addition, if Simon Property fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of Simon Property's current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction and non-corporate stockholders may be eligible for reduced rates of tax on dividend distributions. Unless entitled to relief under specific statutory provisions, Simon Property will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership and the Joint Ventures

        General.    Substantially all of our income-producing properties are held directly or indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Simon Property includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of Simon Property's REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and joint ventures. See "—Taxation of Simon Property."

        Entity Classification.    Simon Property's interests in the Operating Partnership and the subsidiary partnerships, including joint ventures, involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership or a subsidiary partnership as a partnership as opposed to an association taxable as a corporation for federal income tax purposes. If the Operating Partnership or a subsidiary partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of Simon Property's assets and items of gross income would change and preclude Simon Property from satisfying the asset tests and possibly the income tests. See "—Taxation of Simon Property—Asset Tests" and "—Income Tests". This, in turn, would prevent Simon Property from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, Simon Property might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members will be taxed as a partnership for federal income tax purposes unless it elects to be treated as a corporation or it was in existence prior to January 1, 1997, and it reported its income as a corporation under the entity classification Treasury Regulations in effect prior to this date. In addition, such an entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of the subsidiary partnerships have claimed classification as a partnership under the final Treasury Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

        The Treasury Regulations also provide that certain specified foreign entities are taxed as corporations. Foreign entities with two or more members are taxed as partnerships if (a) at least one of the members has unlimited liability for the liabilities of the entity or (b) the entity elects to be taxed as a partnership. Each foreign entity having two or more members in which Simon Property is treated as an owner for tax purposes has elected or will elect to be taxed as a partnership or as a taxable REIT subsidiary. Certain foreign entities with only one member are also taxed as corporations unless the entity elects to have its existence as separate from its member disregarded for tax purposes. A foreign entity with a single member is also disregarded for tax purposes if the member has unlimited liability for such entity's debts. Each eligible foreign entity in which Simon Property is the only member has elected or will elect to be treated as a disregarded entity.

        Allocations of Operating Partnership Income, Gain, Loss and Deduction.    A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

        If an allocation is not recognized for federal income tax purposes because it does not have substantial economic effect, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Taxation of Taxable U.S. Stockholders

        As used below, the term "U.S. stockholder" means a holder of shares of common stock who, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

        Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

        Distributions Generally.    As long as Simon Property qualifies as a REIT, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. Individual U.S. stockholders may be eligible for reduced rates of tax to the extent that these distributions constitute "qualified dividend income". Such amounts will be specified in a written notice to shareholders. However, Simon Property does not expect a significant portion of the distributions will be eligible for treatment as "qualified dividend income." For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, Simon Property's earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

        To the extent that Simon Property makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis, but not below zero, which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Such distributions in excess of a U.S. stockholder's adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by Simon Property and received by the stockholder on December 31 of that year, provided Simon Property actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of Simon Property's net operating losses or capital losses.

        Capital Gain Dividends.    Dividends to U.S. stockholders that are properly designated by Simon Property as capital gain dividends will be treated as long-term capital gain to the extent they do not exceed Simon Property's actual net capital gain for the taxable year without regard to the period for which the stockholder has held his stock. Dividends designated as capital gains will be taxed to each individual at a rate up to 25% depending on the tax characteristics of the assets which produced such gain and such individual's situation. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Simon Property may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case Simon Property's stockholders will include such retained amount in their income. In that event, the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by Simon Property on the undistributed gain allocated to the stockholders, and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit.

        Passive Activity Losses and Investment Interest Limitations.    Dividends that Simon Property pays and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the stockholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

Dispositions of Shares

        A U.S. stockholder will recognize gain or loss on the sale or exchange of shares of common stock to the extent of the difference between the amount realized on such sale or exchange and the holders' adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally subject to a maximum tax rate of 15% on long-term capital gain, but shareholders subject to the alternative minimum tax may be taxed at a rate of 25% on some or all of their long-term capital gain. Losses incurred on the sale or exchange of shares of common stock held for one year or less, after applying certain holding period rules, however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. stockholder and undistributed capital gains allocated to such U.S. stockholder with respect to such shares.

Taxation of Tax-Exempt U.S. Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt pension trust and certain other tax-exempt entities. Based on that ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt stockholder. Generally, "debt financed property" means shares of common stock, the acquisition of which was financed through a borrowing by the tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its unrelated trade or business.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Simon Property's shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as unrelated business taxable income as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that Simon Property will be predominantly held by tax-exempt pension trusts within the meaning of the Internal Revenue Code and accordingly, believe that dividends paid by Simon Property to tax-exempt pension trusts should not be treated as unrelated business taxable income.

Special Tax Considerations For Foreign Stockholders

        The rules governing United States federal income taxation of non-U.S. stockholders, including non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in Simon Property, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

        In general, non-U.S. stockholders will be subject to regular United States federal income tax with respect to their investment in Simon Property if such investment is "effectively connected" with the non-U.S. stockholder's conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to non-U.S. stockholders whose investment in Simon Property is not so effectively connected. Simon Property expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a non-U.S. stockholder unless (i) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with Simon Property claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

        A distribution by Simon Property that is not attributable to gain from the sale or exchange by Simon Property of a United States real property interest and that is not designated by Simon Property as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in cash in excess of Simon Property's earnings and profits will be treated first as a return of capital that will reduce a non-U.S. stockholder's basis in its shares of Simon Property stock, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. Simon Property is required to withhold from distributions to non-U.S. stockholders, and to remit to the Internal Revenue Service, 30% of the amount of ordinary dividends. A distribution in excess of Simon

Property's earnings and profits may be subject to 30% dividend withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of Simon Property's current or accumulated earnings and profits. Any amount not designated as a capital gain dividend or return of basis will be subject to the tax treatment and withholding described below.

        Distributions attributable to gains from sales of real property interests by a REIT are not subject to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") if the non-U.S. holder did not own more than 5% of the class of stock with respect to which the distribution was made at any time during the taxable year in which the distribution was made.

        Distributions by Simon Property that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under FIRPTA if such non-U.S. stockholder owns more than 5% of the class of stock with respect to which such distribution was made at any time during the same taxable year. Under FIRPTA, distribution amounts not subject to the tax treatment described in the preceding paragraph are taxed to a non-U.S. stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder on such amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

        Simon Property will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if Simon Property designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals. It is not clear how these withholding obligations will apply to non-U.S. stockholders who own 5% or less of the class of stock with respect to when the distributions were made but subsequently acquired more than 5% of such stock during the same taxable year.

        Tax treaties may reduce Simon Property's withholding obligations. If the amount withheld by Simon Property with respect to a distribution exceeds the non-U.S. stockholder's tax liability, the non-U.S. stockholder may file for a refund of such excess from the Internal Revenue Service.

        Unless Simon Property shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a non-U.S. stockholder generally will not be subject to United States taxation. Simon Property shares will not constitute a United States real property interest if Simon Property is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe that Simon Property is a domestically controlled REIT, and therefore that the sale of shares in Simon Property will not be subject to taxation under FIRPTA. However, because Simon Property shares are publicly traded, no assurance can be given that Simon Property is or will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If Simon Property did not constitute a domestically controlled REIT, a non-U.S. stockholder's sale of shares of Simon Property would be subject to tax under FIRPTA as a sale of a United States real property interest if the shares were "regularly traded" as defined by applicable Treasury Regulations on an established securities market, e.g., the New York Stock

Exchange, on which the shares of Simon Property common stock are listed and if the selling stockholder's interest in Simon Property constitutes 5% or less ownership. If the gain on the sale of Simon Property's shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of shares of Simon Property common stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if Simon Property is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of shares of common stock may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Information Reporting Requirement And Backup Withholding Tax

        Simon Property will report to its U.S. stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. stockholders may be subject to backup withholding. Backup withholding will apply only if the holder

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  fails to furnish its taxpayer identification number, which, for an individual, would be his Social Security number,

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  furnishes an incorrect taxpayer identification number,

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  is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against such U.S. stockholder's United States federal income tax liability and may entitle such U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. stockholders. For example, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their foreign status to us on Form W-8BEN. Non-U.S. stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

State And Local Tax Considerations

        Simon Property is, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions where Simon Property, its affiliates and its stockholders transact business or reside. The state and local tax treatment of Simon Property and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in Simon Property shares.

Possible Federal Tax Developments

        The rules dealing with federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Companies and their stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

SELLING STOCKHOLDERS

        The shares covered by this prospectus are being registered pursuant to provisions of certain registration rights agreements by and among Simon Property, the selling stockholders and other persons. Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose. Except as indicated otherwise in the table below, each selling stockholder has sole voting power and disposition power with respect to all shares listed as owned by such selling stockholder. At December 31, 2004, there were 220,294,495 shares of common stock outstanding.

        We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may elect not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders.

        The following tables set forth, to our knowledge, certain information about the selling stockholders as of December 31, 2004.

SHARES OF COMMON STOCK REGISTERED FOR RESALE

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Percentage of Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
M. Denise DeBartolo York(1)	1,191,631	(2)	*	(2)	1,186,815	4,816	(3)	*	(3)
Martha S. Mugar 1976 Trust	71,482		*		71,482	0		0
Deborah L. Brennan	7,934		*		7,934	0		0

*
Less than one percent (1%)

(1)
The selling stockholder may be considered a member of the DeBartolo family group, which consists of M. Denise DeBartolo York, NID Corporation, and directly or indirectly, other members of the DeBartolo family, including Edward J. DeBartolo, Jr. or trusts established for the benefit of members of the DeBartolo family or partnerships in which the foregoing persons hold partnership interests. Two of our thirteen directors, M. Denise DeBartolo York and Fredrick W. Petri, have been elected by this group as holders of the outstanding shares of Class C common stock.

(2)
Does not include securities owned by other members of the DeBartolo family group. As of December 31, 2004, the DeBartolo family group owned a total of 17,075,069 shares (including 17,066,253 shares that may be issued upon the exchange of units of limited partnership interest in the Operating Partnership, 4,816 shares and 4,000 shares that may be issued upon the conversion of Class C common stock). The DeBartolo Family group beneficially owns 7.2% of our outstanding shares. Units held by limited partners are exchangeable either for shares (on a one-for-one basis) or for cash as selected by our independent directors. Upon the occurrence of certain events, shares of Class C common stock convert automatically into shares (on a one-for-one basis).

(3)
Does not include securities owned by other members of the DeBartolo family group. After giving effect to the sale of shares offered by this prospectus, the DeBartolo family group would own a total of 15,888,254 shares (including 15,879,438 shares that may be issued upon the exchange of units of limited partnership interest in the Operating Partnership, 4,816 shares and 4,000 shares that may be issued upon the conversion of Class C common stock) or 6.7% of our outstanding shares.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from one of the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

  •
  an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges,

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares,

  •
  sales in other ways not involving market makers or established trading markets,

  •
  through put or call transactions relating to the shares,

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

  •
  in privately negotiated transactions.

        In connection with distributions of the shares or otherwise, the selling stockholders may:

  •
  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

  •
  sell the shares short and redeliver the shares to close out such short positions,

  •
  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

  •
  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

  •
  the number of shares being offered,

  •
  the terms of the offering, including the name of any underwriter, dealer or agent,

  •
  the purchase price paid by any underwriter,

  •
  any discount, commission and other underwriter compensation,

  •
  any discount, commission or concession allowed or reallowed or paid to any dealer, and

  •
  the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of such time as:

  •
  all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement or

  •
  we have delivered to the selling stockholders an opinion of counsel to the effect that such shares may be sold pursuant to Rule 144 without regard to any volume limitations.

LEGAL MATTERS

        The validity of the securities offered hereby and certain federal income tax matters have been passed upon for us by Baker & Daniels, Indianapolis, Indiana.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2003 and 2002 and for each of the two years then ended incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003, as reissued, and the related financial statement schedule included therein, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The remaining audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent auditors, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has informed us that it will no longer be able to issue written consents to the inclusion of its reports in our registration statements and has not consented to the incorporation by reference of its reports on our financial statements for the year ended December 31, 2001 in this prospectus and elsewhere in the registration statement. Rule 437a of the Securities Act permits us to include these reports on the financial statements incorporated by reference in this prospectus and elsewhere in the registration statement without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus and elsewhere in the registration statement, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this incorporated information.

        We incorporate by reference the following documents that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

  •
  Current Reports on Form 8-K filed June 22, 2004, August 11, 2004, October 6, 2004, October 20, 2004 (amended November 5, 2004) and February 16, 2005;

  •
  The definitive proxy statement for our 2004 annual meeting of stockholders; and

  •
  The description of the shares of common stock contained in the Registration Statement on Form 8-A/A filed on September 24, 1998, including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  any document filed under Section 14 of the Exchange Act; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Simon Property Group, 115 West Washington Street, Suite 15 East, Indianapolis, IN, Attention: Investor Relations (317/685-7330).

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on Simon Property and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 14.    Other Expenses of Issuance and Distribution.

        The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:

Registration Fee	$9,549
Printing Expenses	15,000	*
Accounting Fees and Expenses	30,000	*
Attorneys' Fees and Expenses	25,000	*
Miscellaneous Expenses	5,000	*

Total	$84,549	*

*
Estimated.

Item 15.    Indemnification of Directors and Officers.

        The Registrant's officers and directors are indemnified under Delaware law, the Registrant's Charter and the Partnership Agreement of Simon Property Group, L.P. (the "Operating Partnership") against certain liabilities. The Delaware General Corporation Law ("DGCL") generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The Registrant's Charter contain a provision limiting the liability of directors and officers to the Registrant and its stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. The Registrant's Charter provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of the Registrant's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. The Registrant's By-Laws contain provisions which implement the indemnification provisions of the Registrant's Charter.

        The Partnership Agreement of the Operating Partnership provides for indemnification of the officers and directors of each general partner of the Operating Partnership to the same extent indemnification is provided to officers and directors of the Registrant in its Charter, and limits the liability of such general partners and their officers and directors to the Operating Partnership and their partners to the same extent liability of officers and directors of the Registrant to the Registrant and its stockholders is limited under the Registrant's Charter.

        The Registrant has entered into indemnification agreements with each of the Registrant's directors and officers. The indemnification agreements require, among other things, that the Registrant indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Registrant also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if the Registrant obtains directors' and officers' liability insurance.

        In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 16.    Exhibits.

        The list of exhibits is incorporated by reference to the Exhibit Index on page E-1.

Item 17.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on February 14, 2005.

SIMON PROPERTY GROUP, INC.
By:	/s/ DAVID SIMON David Simon, Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on February 14, 2005.

Signature	Title

/s/ DAVID SIMON David Simon	Chief Executive Officer and Director (Principal Executive Officer)
/s/ HERBERT SIMON Herbert Simon	Co-Chairman of the Board of Directors
/s/ MELVIN SIMON Melvin Simon	Co-Chairman of the Board of Directors
/s/ RICHARD S. SOKOLOV Richard S. Sokolov	President, Chief Operating Officer and Director
/s/ BIRCH BAYH Birch Bayh	Director
/s/ MELVYN E. BERGSTEIN Melvyn E. Bergstein	Director

S-1

/s/ LINDA WALKER BYNOE Linda Walker Bynoe	Director
/s/ KAREN N. HORN Karen N. Horn	Director
/s/ G. WILLIAM MILLER G. William Miller	Director
/s/ FREDRICK W. PETRI Fredrick W. Petri	Director
/s/ J. ALBERT SMITH, JR. J. Albert Smith, Jr.	Director
/s/ PIETER S. VAN DEN BERG Pieter S. van den Berg	Director
/s/ M. DENISE DEBARTOLO YORK M. Denise DeBartolo York	Director
/s/ STEPHEN E. STERRETT Stephen E. Sterrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN DAHL John Dahl	Senior Vice President (Principal Accounting Officer)

S-2

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.2	Amended and Restated By-laws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.3
Registration Rights Agreement dated as of September 24, 1998 by and among Simon Property Group, Inc. and certain persons set forth on Schedule A thereto (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report on Form 8-K filed October 9, 1998)
4.4
Registration Rights Agreement dated as of August 27, 1999 by and among Simon Property Group, Inc. and certain persons set forth on Schedule A thereto (incorporated by reference to Exhibit 4.3 to the Registrants's Registration Statement on Form S-3 filed October 21, 2004).
5*	Opinion of Baker & Daniels.
8*	Tax Opinion of Baker & Daniels.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act).
23.3	Consent of Baker & Daniels will be contained in their opinions to be filed as Exhibits 5 and 8.
24	Power of Attorney (included on the Signature Page).

*
To be filed by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
WHO WE ARE
RECENT DEVELOPMENTS
USE OF PROCEEDS
RISK FACTORS
DESCRIPTION OF CAPITAL STOCK
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW
RESTRICTIONS ON OWNERSHIP AND TRANSFER
IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item. 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS